UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

BANDAG, INCORPORATED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Bandag, Incorporated

        The company is filing this employee communication pursuant to Rule 14a-6 of the Securities Exchange Act of 1934, as amended. As noted below, the company has filed a definitive proxy statement relating to the proposed merger with Grip Acquisition Corporation, a wholly owned subsidiary of Bridgestone Americas Holding, Inc., with the Securities and Exchange Commission. The company urges shareholders to read the definitive proxy statement as it contains important information about the company, the proposed merger and related matters, including information regarding the persons who may be considered “participants” in the company’s solicitation of proxies.

* * *

Moving toward Merger

We are making very good progress toward completing the merger with Bridgestone. You should have received in the mail the Notice of a Special Meeting of Shareholders to be held at the Bandag Learning Center on April 3, 2007 at 10:00 a.m. (CDT). Attached to the notice is Bandag’s proxy statement which includes a detailed explanation of the proposed merger. At this special meeting, shareholders will be asked to vote on whether to approve the merger. The Board of Directors is recommending that our shareholders vote “FOR” the approval of the merger agreement.

Assuming the shareholders approve the merger agreement on April 3, Bandag still has a few regulatory approvals to obtain. Although the Federal Trade Commission granted early termination of the waiting period under the HSR Act effective January 26, 2007, we must also receive clearance from regulatory agencies in Europe, Canada and China. For this reason, we simply state that we expect to complete the merger in the second quarter 2007.

While we are awaiting clearance, many of you have been hard at work participating on the integration planning teams. A key focus of this work is “day one readiness” so that Bandag and Bridgestone are ready to work together efficiently and effectively to serve our customers as soon as possible after the merger is final. As you can imagine, this is a big challenge but the opportunities it creates are exciting.

Having said all of this, our primary focus needs to be on Bandag’s business. It is our responsibility to run the business to the best of our ability. We are two and half months into 2007 and the future looks very bright. Keep up the great work and let’s make each other proud!

Additional Information

On December 5, 2006, Bandag entered into an Agreement and Plan of Merger with Bridgestone Americas Holding, Inc., a Nevada corporation, and Grip Acquisition Corporation, an Iowa corporation and a wholly owned subsidiary of Bridgestone, pursuant to which Grip Acquisition will merge with and into Bandag. Bandag has filed a definitive proxy statement and other documents regarding the proposed merger with the U.S. Securities and Exchange Commission (“SEC”). Bandag and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in Bandag’s solicitation of proxies from shareholders in favor of the proposed merger. You are urged to read the definitive proxy statement because it contains important information about Bandag, the proposed merger and related matters, including information regarding the persons who may be considered “participants” in Bandag’s solicitation of proxies. You may obtain a free copy of the definitive proxy statement and other documents filed by Bandag with the SEC free of charge from Bandag, upon request, or at the SEC’s web site at www.sec.gov. Requests to Bandag should be directed by mail or telephone to the company, 2905 N. Hwy. 61 Muscatine, IA 52761, Attention: Corporate Secretary, telephone (563) 262-1260, or from Bandag’s website, www.bandag.com.